Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-177947

Supplementing the Preliminary Prospectus

Supplement dated November 4, 2013

(To Prospectus dated November 14, 2011)

$1,000,000,000

Monsanto Company

$400,000,000 Floating Rate Senior Notes due 2016

$300,000,000 1.850% Senior Notes due 2018

$300,000,000 4.650% Senior Notes due 2043

Pricing Term Sheet

November 4, 2013

Issuer:	Monsanto Company

Format:	SEC Registered

Ratings (Moody’s/S&P/Fitch):*	A1/A+/A+

Trade Date:	November 4, 2013

Settlement Date:	November 7, 2013 (T+3)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

Co-Managers:

Barclays Capital Inc.

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA Inc.

Rabo Securities USA, Inc.

Wells Fargo Securities, LLC

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

Standard Chartered Bank

UniCredit Capital Markets LLC

The Williams Capital Group, L.P.

Title:	Floating Rate Notes due 2016

Principal Amount:	$400,000,000

Maturity Date:	November 7, 2016

Interest Payment Dates:	February 7, May 7, August 7 and November 7, commencing February 7, 2014

Index Maturity:	Three months

Spread to LIBOR:	20 basis points

Designated LIBOR Page:	Bloomberg L.P. Page LIBOR01

Interest Reset Period:	Quarterly

Interest Reset Dates:	February 7, May 7, August 7 and November 7, commencing February 7, 2014

Initial Interest Determination Date:	November 5, 2013

Interest Determination Date:	Second London banking day prior to Interest Reset Date

Price to Public:	100%

Day Count Convention:	Actual/360

CUSIP/ISIN:	61166WAL5/US61166WAL54

Title:	1.850% Senior Notes due 2018	4.650% Senior Notes due 2043

Principal Amount:	$300,000,000	$300,000,000

Maturity Date:	November 15, 2018	November 15, 2043

Interest Payment Dates:	May 15 and November 15, commencing May 15, 2014	May 15 and November 15, commencing May 15, 2014

Benchmark Treasury:	UST 1.250% due October 31, 2018	UST 2.875 % due May 15, 2043

Benchmark Treasury Price and Yield:	99-16 3/4; 1.349%	84-28+; 3.723%

Spread to Benchmark Treasury:	53 basis points	93 basis points

Yield to Maturity:	1.879%	4.653%

Coupon (Interest Rate):	1.850%	4.650%

Price to Public:	99.861%	99.951%

Redemption Provisions:	Make-Whole T+10 basis points	Make-Whole T+15 basis points

Par Call:	N/A	On or after May 15, 2043

CUSIP/ISIN:	61166WAM3/US61166WAM38	61166W AK7/US61166WAK71

* An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at (800) 294-1322 or emailing dg.prospectus_requests@baml.com; Morgan Stanley & Co. LLC toll-free at (866) 718-1649; Citigroup Global Markets Inc., toll-free at (800) 831-9146; Goldman, Sachs & Co. toll-free at (866) 471-2526; or J.P. Morgan Securities LLC collect at (212) 834-4533.